Exhibit 99.1

For Immediate Release

For Further Information Contact:

Andrew Fisher at (301) 608-9292

Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS 2005 ANNUAL FINANCIAL RESULTS

Silver Spring, MD, February 21, 2006:  United Therapeutics Corporation (NASDAQ:  UTHR) today announced financial results for the fourth quarter and year ended December 31, 2005.

“We are pleased to report that United Therapeutics’ revenues for the year ended December 31, 2005 totaled $115.9 million, representing a 58% increase over 2004. Additionally, our annual net income was $65.0 million for 2005, $17.5 million of which was due to a tax benefit. This represents a 321% increase over 2004’s net income with the tax benefit and 208% without the benefit,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “In addition to these operating results, our financial position continued to strengthen, as we ended the year with $191.0 million of cash and investments and no debt.”

Annual Results

Revenues grew to $115.9 million in 2005, as compared to $73.6 million in 2004. Gross margins from sales were $103.6 million or 89% in 2005, as compared to $65.3 million or 89% in 2004. The increases in revenues and gross margins resulted primarily from expanded sales of Remodulin®. Inventories held by United States distributors at the end of 2005 were $14.1 million, as compared to $14.0 million at the end of 2004.

Net income was $65.0 million or $2.85 per basic share in 2005, of which $17.5 million was due from the tax benefit, as compared to net income of $15.5 million or $0.71 per basic share in 2004.

Research and development expenses were $36.1 million in 2005, as compared to $30.7 million in 2004. The increase was due primarily to increased expenses for our Remodulin-related and cancer programs. Selling, general and administrative expenses were $24.7 million in 2005, as compared to $21.4 million in 2004. The increase was due primarily to application fees to European countries for Remodulin approvals and increases in salary and related expenses.

Interest income was $5.4 million in 2005, as compared to $3.0 million in 2004. This increase was attributable primarily to more cash available for investing and higher market interest rates in 2005.

As noted above, a tax benefit totaling $17.5 million was reported in 2005, as compared to none in 2004. The benefit was due primarily from the reduction of our valuation allowance for deferred tax assets. In 2005, we concluded that it is more likely than not these tax assets will be realized in future periods and, hence, must be recognized at this time.

Fourth Quarter Results

Revenues grew to $29.6 million in 2005 as compared to $21.6 million in 2004. Gross margins from sales were $26.5 million or 89% in 2005, as compared to $19.4 million or 90% in 2004. The increases in revenues and gross margins resulted primarily from expanded sales of Remodulin. Inventories held by United States distributors at December 31, 2005 were $14.1 million, as compared to $16.4 million at September 30, 2005.

Net income was $29.4 million or $1.27 per basic share in 2005, of which $17.5 million was due from the tax benefit, as compared to $6.9 million or $0.31 per basic share in 2004.

Research and development expenses were $9.5 million in 2005, as compared to $7.5 million in 2004. The increase was due primarily to increased expenses for our Remodulin-related and cancer programs. Selling, general and administrative expenses were $6.7 million in 2005, as compared to $5.5 million in 2004. The increase was due primarily to application fees to European countries for Remodulin approvals and increases in salary and related expenses

Interest income was $1.8 million in 2005, as compared to $892,000 in 2004. This increase was attributable primarily to more cash available for investing and higher market interest rates in 2005.

As noted above, a tax benefit totaling $17.5 million was reported in 2005, as compared to none in 2004. The benefit was due primarily from the reduction of our valuation allowance for deferred tax assets. In 2005, we concluded that it is more likely than not these tax assets will be realized in future periods and, hence, must be recognized at this time.

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, February 21, 2006 at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-800-310-1961, with international dialers calling 001-719-457-2692. A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-888-203-1112, with international callers dialing 001-719-457-0820, and using access code 2147202.

United Therapeutics is a biotechnology company focused on the development and commercialization of innovative therapeutic products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(In thousands, except per share data)

	Three months ended December 31,		Years ended December 31,
	2005	2004	2005	2004

Revenues:
Product sales	$28,270	$20,537	$110,412	$69,539
Service sales	1,371	1,076	5,241	4,051
License fees	—	—	262	—
Total revenue	29,641	21,613	115,915	73,590

Operating expenses:
Research and development	9,463	7,501	36,052	30,713
Selling, general and administrative	6,670	5,546	24,655	21,418
Cost of product sales	2,633	1,715	10,242	6,347
Cost of service sales	520	537	2,073	1,903
Total operating expenses	19,286	15,299	73,022	60,381

Income from operations	10,355	6,314	42,893	13,209

Other income (expense):
Interest income	1,759	892	5,359	2,986
Interest expense	(21)	2	(29)	(4)
Equity loss in affiliate	(190)	(303)	(754)	(785)
Other, net	13	(15)	53	43
Total other income (expense)	1,561	576	4,629	2,240

Income before income tax benefit	11,916	6,890	47,522	15,449

Income tax benefit	17,494	—	17,494	—

Net income	$29,410	$6,890	$65,016	$15,449

Net income per common share:
Basic	$1.27	$0.31	$2.85	$0.71
Diluted	$1.14	$0.28	$2.58	$0.66

Weighted average number of common shares outstanding:
Basic	23,195	22,325	22,825	21,726
Diluted	25,835	24,270	25,206	23,351

CONSOLIDATED BALANCE SHEET DATA

As of December 31,

(In thousands)

	2005	2004

Cash, cash equivalents and marketable investments (including restricted amounts)	$191,013	$139,140
Total assets	$291,413	$207,158
Total liabilities	$16,311	$15,522
Total stockholders’ equity	$275,102	$191,636